Exhibit 99.1

Legacy Education Alliance Appoints Peter Harper to its Board

CAPE CORAL, Fla., December 7, 2015 (BUSINESS WIRE) — Legacy Education Alliance, Inc. (OTCQB: LEAI) (www.legacyeducationalliance.com), a leading international provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial instruments investing, appointed Peter W. Harper as an independent director of its Board effective December 1, 2015. Mr. Harper was also appointed as chairman of the Audit Committee.

Mr. Harper has more than 30 years of public, private-equity backed and global company experience in the retail, insurance, electronic manufacturing and consumer products industries. He is currently the President and Chief Financial Officer at Twin-Star International, a Home Furnishings Company. Prior to joining Twin-Star in 2013, Harper served as CFO at Scottsdale Insurance from 2005 to 2012 and Suntron Corporation from 2000 to 2005. Prior to that he had senior finance positions at Iomega Corporation and General Electric. Harper received a BS from San Jose State University in 1983.

About Legacy Education Alliance, Inc.

Legacy Education Alliance, Inc. (http://www.legacyeducationalliance.com) is a leading international provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial instruments investing. Legacy Education Alliance was founded in 1996, and through a reverse merger, became a publicly-held company in November 2014. Today we are a global company with approximately 200 employees that has cumulatively served more than two million students from more than 150 countries and territories over the course of our operating history. We manage our business in four segments based on geographic location. These segments include our historical core markets of the United States, Canada, and the United Kingdom, with the fourth segment including all other international markets.

We offer our training through a variety of brands including Rich Dad® Education, Brick Buy Brick ™; The Independent Woman ™; Women in Wealth™; Robbie Fowler’s Property Academy™; Making Money From Property With Martin Roberts ™; and Trade Up Investor Education™. For more information, visit our website at www.legacyeducationalliance.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Form 10-K, filed on March 27, 2015, including but not limited to the discussion under “Risk Factors” therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Investor Contact:

Jon Cunningham

RedChip Companies, Inc.

Tel: 1-800-RED-CHIP (733-2447), ext. 107

Email:jon@redchip.com